Exhibit 99.1

NOVAMED, INC. ANNOUNCES ANTICIPATED EFFECTIVE DATE

FOR MERGER WITH SURGERY PARTNERS

CHICAGO, IL (April 18, 2011) — NovaMed, Inc. (Nasdaq: NOVA), a leading operator of ambulatory surgery centers in partnership with physicians, announced that it has scheduled a special meeting of its stockholders for May 4, 2011, to consider and approve the merger contemplated by the Agreement and Plan of Merger, dated as of January 20, 2011 (the “Merger Agreement”) among NovaMed, Surgery Center Holdings, Inc. (“Surgery Partners”), and Wildcat Merger Sub, Inc., a wholly-owned subsidiary of Surgery Partners (“Merger Sub”). The Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into NovaMed, with NovaMed surviving the Merger as a wholly-owned subsidiary of Surgery Partners. Completion of the Merger is subject to the approval of the Merger Agreement by holders of a majority of the outstanding shares of NovaMed’s common stock. If approved by NovaMed’s stockholders and if the other conditions to closing are satisfied, the Merger is expected to be completed as promptly as practicable on May 4, 2011 following the conclusion of the special meeting. The Merger is subject to certain closing conditions and there can be no assurance that the Merger will be consummated on the expected date, or at all.

Under the terms of the supplemental indenture (the “Indenture”) governing NovaMed’s 1.0% convertible senior subordinated notes due 2012 (the “Convertible Notes”), the Merger will constitute a “Fundamental Change” (as such term is defined in the Indenture). In connection with the Fundamental Change, each holder of the Convertible Notes has the right to require NovaMed to repurchase all of such holder’s Convertible Notes, or any portion thereof that is a multiple of $1,000 principal amount. NovaMed will repurchase such Convertible Notes in cash at a price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest to, but excluding, the date on which Convertible Notes are surrendered for repurchase. NovaMed will mail a written notice of the Fundamental Change to each holder within ten business days after the Fundamental Change, which will contain the procedures holders must follow to exercise their repurchase rights. The repurchase date will be 30 business days after the Fundamental Change.

Holders of the outstanding Convertible Notes have the right to convert such Convertible Notes at any time through 28 business days after the Fundamental Change, in accordance with, and subject to, the provisions of the Convertible Notes and the Indenture. As a result of the 1-for-3 reverse stock split effected by NovaMed on June 1, 2010, the conversion price for the Convertible Notes is $19.113 per share, which would entitle holders to approximately $693.25 (per $1,000 principal amount of Convertible Notes) in the event they choose to convert their Convertible Notes in connection with the Merger.

About NovaMed

NovaMed operates, develops and acquires ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states.  Learn more at www.novamed.com.

Additional Information and Where to Find It

In connection with the Merger, NovaMed filed a proxy statement with the SEC relating to the solicitation of proxies from its stockholders in connection with a special meeting of stockholders of NovaMed to be held for the purpose of voting on the adoption of the Merger Agreement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and any other documents filed by NovaMed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or from NovaMed.

Participants in Solicitation

NovaMed and its executive officers and directors, may be deemed to be participants in the solicitation of proxies from NovaMed’s stockholders with respect to the proposed Merger. Information regarding NovaMed’s directors and executive officers is available in NovaMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 16, 2010. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are set forth in the proxy statement and other relevant materials filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that relate to possible future events.  These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release.  These risks and uncertainties include: the current difficult economy and tightened credit markets; our current and future debt levels; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; uncertainty around national healthcare reform and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; and uncertainties associated with the proposed acquisition of NovaMed by a company controlled by Surgery Partners, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction.  Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including NovaMed’s 2010 Form 10-K filed on March 16, 2011.  Readers should not place undue reliance on any forward-looking statements.  Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

CONTACT

Scott T. Macomber

Executive Vice President and Chief Financial Officer

(312) 664-4100

smacomber@novamed.com

Investor Relations:

Susan A. Noonan

S. A. Noonan Communications

(212) 966-3650

susan@sanoonan.com